UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): September 29, 2008 (September 23, 2008)

CHINA INFORMATION SECURITY TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-53147	98-0575209
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation or organization)

21st Floor, Everbright Bank Building,
Zhuzilin, Futian District,
Shenzhen, Guangdong, 518040
People's Republic of China
(Address of Principal Executive Offices)

(+86) 755 -8370-8333
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On September 23, 2008, China Information Security Technology, Inc. (the "Company") and its wholly-owned subsidiary China Public Security Holdings Limited, a British Virgin Islands company ("CPSH"), entered into a Share Purchase Agreement (the "Purchase Agreement") with Wide Peace International Investments Limited, a British Virgin Islands company ("Wide Peace"), for the purchase of Kwong Tai International Technology Limited, a Hong Kong company, and its wholly-owned Chinese subsidiary, Shenzhen Zhongtian Technology Development Company Ltd. ("Zhongtian Technology"), for a purchase price of $16,500,000. The Company is obligated to pay $9,900,000 (approximately RMB67,617,000) of the purchase price in cash by October 31, 2008, and the remaining $6,600,000 of the purchase price in 1,280,807 shares of the Company’s common stock (the "Shares"), valued at $5.153 per share (the average of the closing price of the Company’s common stock for the 20 trading days prior to September 23, 2008), within 90 days of the closing of the Purchase Agreement. The closing is expected to occur on or before October 31, 2008.

The Purchase Agreement also contains a make good provision, pursuant to which, Wide Peace pledged to return to CPSH or the Company 355,164 of the Shares if Zhongtian Technology does not attain an audited minimum after tax net income ("ATNI") of $2,200,000 for fiscal year 2009, and an additional 355,164 of the Shares if Zhongtian Technology does not attain an audited minimum ATNI of $2,860,000 for fiscal year 2010. If the audited ATNI of Zhongtian Technology for either 2009 and 2010, as reflected in its audited accounts prepared in compliance with United States generally accepted accounting principles, meets the respective thresholds for 2009 and 2010, then the pledged Shares for each such period will be released from the pledge whenever the applicable threshold is attained. However, if the audited ATNI for 2009 or 2010 fails to reach the applicable threshold, then Wide Peace is obligated to transfer title to and deliver such pledged Shares to CPSH or the Company or to such other person as they may direct to receive such Shares.

The Purchase Agreement will be governed by and construed in accordance with the laws of Hong Kong and any disputes under the Purchase Agreement are subject to binding arbitration at the Hong Kong International Arbitration Centre in accordance with the UNCITRAL Arbitration Rules.

Other than with respect to this transaction, Wide Peace has not had a material relationship with the Company or any of the Company’s officers, directors or affiliates or any associate of any such officer or director.

The foregoing summary of the material terms and conditions of the Purchase Agreement is qualified in its entirety by reference to the Purchase Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference herein. The Company’s press release regarding this event is attached to this report as Exhibit 99.1.

ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

On September 23, 2007, the Company and its subsidiaries completed the acquisition of 100% of the ownership interests in Kwong Tai International Technology Limited, a Hong Kong company, and its wholly-owned Chinese subsidiary, Shenzhen Zhongtian Technology Development Company Ltd. As a result of the transaction, Kwong Tai International Technology Limited has become CPSH’s direct wholly-owned subsidiary and the Company’s indirect wholly-owned subsidiary. The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference in its entirety.

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES.

The information pertaining to the Company’s shares of common stock in Item 1.01 is incorporated herein by reference in its entirety. The Shares of the Company’s common stock issuable to Wide Peace under the Purchase Agreement have not been registered under the Securities Act of 1933, as amended (the "Securities Act") and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Company intends to issue the Shares in reliance on the exemption from registration provided by Regulation S of the Securities Act. The Company’s reliance upon Regulation S was based upon the following factors: (a) Wide Peace is not a U.S. person and is not acquiring the Shares for the account or benefit of any U.S. person, (b) Wide Peace agreed not to offer or sell the Shares (including any pre-arrangement for a purchase by a U.S. person or other person in the United States) directly or indirectly, in the United States or to any natural person who is a resident of the United States or to any other U.S. person as defined in Regulation S unless registered under the Securities Act and all applicable state laws or an exemption from the registration requirements of the Securities Act and similar state laws is available and (c) Wide Peace made its subscription from its offices at an address outside of the United States

ITEM 9.01 FINANCIAL STATEMENT AND EXHIBITS.

Exhibit	Description

10.1	Share Purchase Agreement, dated as of September 23, 2008, by and among China Public Security Holdings Limited, Wide Peace International Investments Limited, and the Company.

99.1	Press Release, dated September 29, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA INFORMATION SECURITY TECHNOLOGY, INC.

By: /s/ Jiang Huai Lin
Jiang Huai Lin
Dated: September 29, 2008	Chairman and Chief Executive Officer

EXHIBIT INDEX

Exhibit	Description

10.1	Share Purchase Agreement, dated as of September 23, 2008, by and among China Public Security Holdings Limited, Wide Peace International Investments Limited, and the Company.

99.1	Press Release, dated September 29, 2008